Exhibit 99.2

Press Release

United Heritage Corporation fails to meet minimum bid price requirement in accordance with Nasdaq Marketplace Rules

Midland, Texas (June 19, 2007) -United Heritage Corporation (NASDAQ:UHCP) announced today that on June 15, 2007 it received a letter from The Nasdaq Stock Market indicating that, for a period of 30 consecutive business days, the bid price of its common stock closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4). According to the letter, United Heritage Corporation has until December 12, 2007 to regain compliance.

If United Heritage Corporation cannot demonstrate compliance by December 12, 2007, The Nasdaq Stock Market staff will determine whether it meets The NasdaqCapital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, it will be granted an additional 180 calendar day compliance period. If it is not eligible for an additional compliance period, its securities will be delisted.

United Heritage Corporation also announced today that Lothian Oil Inc., its largest shareholder, filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Lothian Oil Inc. has provided funds for United Heritage Corporation’s operations. United Heritage Corporation does not know what effect this action will have on its ability to continue its operations.

Contact:
United Heritage Corporation
C. Scott Wilson, Chief Executive Officer
Tel: (432) 686 2618 Fax: (432) 686 2644